Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	CONTACT
November 2, 2004	Craig Renner
301-843-8600

ACPT ANNOUNCES PURCHASE OF TWO APARTMENT PROPERTIES

ST. CHARLES, MD.- American Community Properties Trust (AMEX, PSE:APO) announced today that it has purchased two apartment properties in Pikesville, Maryland for approximately $20 million through its subsidiary, American Housing Properties L.P.

American Housing purchased the Owings Chase and Prescott Square apartment properties in Baltimore County. Owings Chase consists of 234 units on 14.04 acres built in the mid- 1960s, including 145 two-bedroom units and 89 one-bedroom units. Prescott Square is a 73-unit community on 4.3 acres built in 1967-68, and consists entirely of two-bedroom, two-bath units. Both properties offer garden style apartments, and will continue to be fair market properties.

Through its subsidiaries, ACPT owns and/or manages over 8,000 apartment units in San Juan, Puerto Rico, Maryland, the District of Columbia, and Richmond, Virginia.

The properties will be managed by American Rental Management Company (ARMC), ACPT's U.S.-based property management subsidiary.

"The Company has been seeking suitable properties to expand our portfolio, and these acquisitions represented an excellent opportunity to achieve that goal," said Edwin L. Kelly, President and Chief Operating Officer of ACPT. "These purchases represent our commitment to broaden our Company's base of operations."

Spaulding and Slye Structured Financial Group arranged permanent financing, which was provided by Fannie Mae through Prudential Multifamily Mortgage, Inc. The properties were purchased from Owings Chase Associates LP and Prescott Square Associates LP through Sawyer Realty Holdings LLC.

ACPT is a diversified real estate organization with operations in Maryland and Puerto Rico that specializes in community development, investment apartment properties, homebuilding, and asset management services. ACPT is currently listed on the American and Pacific stock exchanges under the symbol AmCmntyProp (APO).

For more information about ACPT, visit http://www.acptrust.com. For more information about the planned community of St. Charles, visit www.stcharlesmd.com.